Exhibit 99.1

                          Point Therapeutics Announces
       Finalization of Data from Phase 2 Non-Small Cell Lung Cancer Study


    BOSTON--(BUSINESS WIRE)--Dec. 21, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) today announced finalization of progression-free survival (PFS), survival and response data from the Company's completed Phase 2 open label, single-arm, multi-center study of talabostat in combination with docetaxel (Taxotere(R); sanofi-aventis) in patients with Stage IIIB/IV non-small cell lung cancer (NSCLC). The Phase 2 NSCLC study enrolled 55 patients--42 of whom met study criteria for evaluation. The primary endpoint was overall objective response rate in the evaluable population based on the World Health Organization (WHO) measure of a 50% or greater reduction in tumor size. Secondary efficacy endpoints included PFS and overall survival.

    The Company previously reported that overall median PFS for all 55 patients (ITT population) in the Phase 2 study was 4.2 months and overall median survival for the ITT population was 8.4 months. After all the sites were monitored and data verified, the final overall median PFS and survival is 4.0 months and 7.8 months, respectively. Median PFS was calculated at 4.9 months for the 37 second-line patients (67% of the ITT population) and 2.7 months for the 18 third-line patients (33% of the ITT population) in the study. Likewise, median survival was 10.0 months for second-line patients and
5.4 months for third-line patients.

    "In our Phase 3 non-small cell lung cancer trials with either docetaxel or pemetrexed, PFS is the primary endpoint and survival is a secondary endpoint. Historically, docetaxel and pemetrexed were studied in primarily second-line patients. In our Phase 3 trials, we are studying both second- and third-line patients. We have designed the trials to have the same proportion of second- and third-line patients in the treatment and the placebo arms to appropriately determine the effect of talabostat. We believe that a median PFS of
4.9 months and a median survival of 10.0 months in the second-line setting and a median PFS of 2.7 months in the third-line setting support our Phase 3 trial design," said Donald Kiepert, President and CEO.

    The Phase 2 protocol also specified that tumor response as assessed by the clinical investigators treating the patients be evaluated by an independent core radiology laboratory. The review was generally based on radiological images, not including other clinical factors such as patient medical history, disease history and histology, prior treatment regimens, and adverse events. Previously, the Company reported that the investigators had identified six responses in the Phase 2 NSCLC study. This included four partial responses, one of which was qualified by the Company, and two complete responses. Based on the independent radiology group's analysis of the reported six responses, two responses were confirmed (both partial), two responses were deemed to be qualified (one partial and one complete) and two responses were unconfirmed (one partial and one complete). Details on the qualified and unconfirmed responses are as follows:

    -- One partial response, previously deemed to be qualified by the Company because it did not technically meet the initial WHO baseline lesion size criteria (lesion size decreased 45% from baseline and 52% from maximum), was corroborated by the independent radiologists' assessments.

    -- One complete response, confirmed to be PET-negative, was deemed by the independent radiologists' assessments to be qualified because the index lesion was in an area that had received prior radiation (a technical protocol violation).

    -- One partial response was not able to be confirmed because the patient's CT scan was confounded by a lung collapse, limiting the radiologist's ability to distinguish the actual tumor size.

    -- One complete response was not able to be confirmed due to the inability to clearly interpret the baseline CT scan; however, the final PET scan was confirmed as PET-negative.

    "It is not uncommon that evaluations by independent radiologists yield different results from an investigator's assessment given that these radiologists do not have the benefit of directly observing the patient. In the clinical setting, imaging is one of the many tools investigators use to help them accurately diagnose, manage and treat their patient's disease," said Dr. Margaret Uprichard, Senior Vice President and Chief Development Officer. "In the process of finalizing our Phase 2 data, we analyzed PFS and clinical responses. I believe this work further affirms our decision to make PFS the primary efficacy endpoint in our Phase 3 studies."

    About Point's Phase 3 NSCLC Program:

    Point's Phase 3 NSCLC program consists of two randomized, double blind placebo controlled trials in up to 800 patients at approximately 100 sites in North America. The first trial evaluates the combination of talabostat with docetaxel versus placebo and docetaxel. The second trial evaluates the combination of talabostat with pemetrexed versus placebo and pemetrexed. The primary study endpoint is progression-free survival. Secondary endpoints include overall survival, objective tumor response, duration of response and quality of life. Both Phase 3 studies continue to enroll patients and Point anticipates having results by the end of 2007. With positive results, the Company would initiate the filing of a New Drug Application in early 2008.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in non-small cell lung cancer and in a Phase 2 trial in combination with gemcitabine in metastatic pancreatic cancer. Point has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma and in combination with rituximab in advanced chronic lymphocytic leukemia.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements with respect to the Company's clinical development programs, the timing of initiation and completion of its clinical trials, the ability of the Company to achieve its efficacy endpoints in its Phase 3 NSCLC clinical trials, the timing of an NDA submission, or the willingness of the FDA to approve talabostat for second- or third-line treatment of patients with NSCLC based on the results of our Phase 3 trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions or our level of confidence or encouragement in any future outcomes. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 9, 2006, and from time to time in Point's other reports filed with the Securities and Exchange Commission.



    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications